UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE TO

Tender Offer Statement Pursuant to Section 14(d)(1) or 13(e)(1)

of the Securities Exchange Act of 1934

Perrigo Company plc

(Name of Subject Company (Issuer))

Mylan N.V.

(Offeror)

(Names of Filing Persons)

Ordinary Shares, €0.001 par value

(Title of Class of Securities)

G97822103

(Cusip Number of Class of Securities)

Joseph F. Haggerty

Corporate Secretary

Mylan N.V.

c/o Mylan Inc.

1000 Mylan Boulevard

Canonsburg, Pennsylvania 15317

Tel: (724) 514-1800

(Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications on Behalf of Filing Persons)

Copies to:

Bradley L. Wideman, Esq. Vice President, Associate General Counsel, Securities and Assistant Secretary Mylan N.V. c/o Mylan Inc. 1000 Mylan Boulevard Canonsburg, Pennsylvania 15317 (724) 514-1800	Scott A. Barshay, Esq. Mark I. Greene, Esq. Thomas E. Dunn, Esq. Aaron M. Gruber, Esq. Cravath, Swaine & Moore LLP 825 Eighth Avenue New York, New York 10019 (212) 474-1000

CALCULATION OF FILING FEE

Transaction Valuation(1)	Amount of Filing Fee(2)
$26,515,444,558.65	$3,081,094.66

(1)

Estimated solely for the purpose of calculating the registration fee in accordance with Rule 0-11 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The value of the transaction was calculated as the product of (i) $179.585, the average of the high and low per share prices of Perrigo Company plc. ordinary shares as reported on the New York Stock Exchange on September 9, 2015, and (ii) 147,648,437 Perrigo Company plc ordinary shares (the sum of (x) 146,279,437 Perrigo Company plc (“Perrigo”) ordinary shares outstanding (as reported in Perrigo’s Annual Report on Form 10-K for the fiscal year ended June 27, 2015), (y) 857,000 Perrigo ordinary shares issuable upon the exercise of outstanding options (as reported in Perrigo’s Annual Report on Form 10-K for the fiscal year ended June 28, 2014) and (z) 512,000 Perrigo ordinary shares issuable upon settlement of restricted stock units (as reported in Perrigo’s Annual Report on Form 10-K for the fiscal year ended June 27, 2015)).

(2)	The amount of the filing fee, calculated in accordance with Rule 0-11 under the Exchange Act of 1934 equals 0.0001162 multiplied by the transaction valuation.

☒

Check the box if any part of the fee is offset as provided by Rule 0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

Amount Previously Paid: $1,944,343.96	Filing Party: Mylan N.V.
Form or Registration No.: Form S-4	Date Filed: May 5, 2015

Amount Previously Paid: $16,335.00	Filing Party: Mylan N.V.
Form or Registration No.: Form S-4/A	Date Filed: September 9, 2015

☐	Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

Check the appropriate boxes below to designate any transactions to which the statement relates:

☒	third-party tender offer subject to Rule 14d-1.
☐	issuer tender offer subject to Rule 13e-4.
☐	going-private transaction subject to Rule 13e-3.
☐	amendment to Schedule 13D under Rule 13d-2.

Check the following box if the filing is a final amendment reporting the results of the tender offer: ☐

If applicable, check the appropriate box(es) below to designate the appropriate rule provision(s) relied upon:

☐	Rule 13e-4(i) (Cross-Border Issuer Tender Offer)
☐	Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)

This Tender Offer Statement on Schedule TO (this “Schedule TO”) is filed by Mylan N.V., a public limited liability company (naamloze vennootschap) organized and existing under the laws of the Netherlands (“Mylan”). This Schedule TO relates to the offering by Mylan to exchange each of the issued and outstanding shares, par value €0.001 per ordinary share (“Perrigo ordinary shares”), of Perrigo Company plc, a public limited company incorporated under the laws of Ireland (“Perrigo”), for (i) $75.00 in cash, without interest and less any required withholding taxes, and (ii) 2.3 ordinary shares, nominal value €0.01 per share, of Mylan (“Mylan ordinary shares”), upon the terms and subject to the conditions set forth in the prospectus/offer to exchange dated September 14, 2015 (the “Prospectus/Offer to Exchange”) and the related letter of transmittal (the “Letter of Transmittal”), copies of which are respectively set forth as Exhibits (a)(4) and (a)(1)(A) hereto (the offer reflected by such terms and conditions, as they may be amended or supplemented from time to time, constitutes the “Offer”).

On May 5, 2015, Mylan filed a registration statement on Form S-4 with respect to the offer. On September 9, 2015, Mylan filed Amendment No. 5 to such registration statement. The form of the Prospectus/Offer to Exchange formed a part of such registration statement.

Items 1 through 11.

All information contained in, or incorporated by reference into, the Prospectus/Offer to Exchange and the Letter of Transmittal, and any prospectus supplement or other supplement thereto related to the Offer, is hereby expressly incorporated herein by reference in response to Items 1 through 11 of this Schedule TO.

Item 12. Exhibits.

Exhibit Number.	Description of Exhibit

(a)(1)(A)	Form of Letter of Transmittal (incorporated by reference to Exhibit 99.1 to Amendment No. 5 to the Registration Statement on Form S-4 filed by Mylan on September 9, 2015)

(a)(1)(B)	Form of Notice of Guaranteed Delivery (incorporated by reference to Exhibit 99.2 to Amendment No. 5 to the Registration Statement on Form S-4 filed by Mylan on September 9, 2015)

(a)(1)(C)

Form of Letter to Brokers, Dealers, Banks, Trust Companies and Other Nominees (incorporated by reference to Exhibit 99.3 to Amendment No. 5 to the Registration Statement on Form S-4 filed by Mylan on September 9, 2015)

(a)(1)(D)

Form of Letter to Clients for Use by Brokers, Dealers, Banks, Trust Companies and Other Nominees (incorporated by reference to Exhibit 99.4 to Amendment No. 5 to the Registration Statement on Form S-4 filed by Mylan on September 9, 2015)

(a)(2)	Not applicable

(a)(3)	Not applicable

(a)(4)	Prospectus/Offer to Exchange, dated September 14, 2015

(a)(5)(A)

Mylan Inc.’s Annual Report on Form 10-K for the year ended December 31, 2014 (incorporated by reference to Mylan Inc.’s Annual Report on Form 10-K for the year ended December 31, 2014, filed with the SEC on March 2, 2015)

Exhibit Number.	Description of Exhibit

(a)(5)(B)

Amendment No. 1 to Mylan Inc.’s Annual Report on Form 10-K for the year ended December 31, 2014 (incorporated by reference to Amendment No. 1 to Mylan Inc.’s Annual Report on Form 10-K for the year ended December 31, 2014, filed with the SEC on April 30, 2015)

(a)(5)(C)	Mylan’s Current Report on Form 8-K dated June 11, 2015 (incorporated by reference to Mylan’s Current Report on Form 8-K dated June 11, 2015, filed with the SEC on June 11, 2015)

(a)(5)(D)

Mylan’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2015 (incorporated by reference to Mylan’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2015, filed with the SEC on August 6, 2015)

(a)(5)(E)	Additional information relating to profit forecast, dated September 14, 2015

(a)(5)(F)	EU Prospectus approved by the Netherlands Authority for the Financial Markets, dated September 14, 2015

(a)(5)(G)	Press release issued by Mylan, dated September 14, 2015

(b)(1)	Bridge Loan Credit Agreement, dated April 24, 2015 (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed by Mylan on April 24, 2015)

(b)(2)	Amendment No. 1 to Bridge Credit Agreement, dated April 29, 2015 (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed by Mylan on May 1, 2015)

(b)(3)	Amendment No. 2 to Bridge Credit Agreement, dated August 6, 2015 (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed by Mylan on August 7, 2015)

(d)	Not applicable

(g)	Not applicable

(h)	Not applicable

Item 13. Information Required by Schedule 13E-3.

Not applicable.

SIGNATURE

After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Schedule TO is true, complete and correct.

Dated: September 14, 2015

MYLAN N.V.,

by	/s/ John D. Sheehan
	Name:	John D. Sheehan
	Title:	Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit Number.	Description of Exhibit

(a)(1)(A)	Form of Letter of Transmittal (incorporated by reference to Exhibit 99.1 to Amendment No. 5 to the Registration Statement on Form S-4 filed by Mylan on September 9, 2015)

(a)(1)(B)	Form of Notice of Guaranteed Delivery (incorporated by reference to Exhibit 99.2 to Amendment No. 5 to the Registration Statement on Form S-4 filed by Mylan on September 9, 2015)

(a)(1)(C)

Form of Letter to Brokers, Dealers, Banks, Trust Companies and Other Nominees (incorporated by reference to Exhibit 99.3 to Amendment No. 5 to the Registration Statement on Form S-4 filed by Mylan on September 9, 2015)

(a)(1)(D)

Form of Letter to Clients for Use by Brokers, Dealers, Banks, Trust Companies and Other Nominees (incorporated by reference to Exhibit 99.4 to Amendment No. 5 to the Registration Statement on Form S-4 filed by Mylan on September 9, 2015)

(a)(2)	Not applicable

(a)(3)	Not applicable

(a)(4)	Prospectus/Offer to Exchange, dated September 14, 2015

(a)(5)(A)

Mylan Inc.’s Annual Report on Form 10-K for the year ended December 31, 2014 (incorporated by reference to Mylan Inc.’s Annual Report on Form 10-K for the year ended December 31, 2014, filed with the SEC on March 2, 2015)

(a)(5)(B)

Amendment No. 1 to Mylan Inc.’s Annual Report on Form 10-K for the year ended December 31, 2014 (incorporated by reference to Amendment No. 1 to Mylan Inc.’s Annual Report on Form 10-K for the year ended December 31, 2014, filed with the SEC on April 30, 2015)

(a)(5)(C)	Mylan’s Current Report on Form 8-K dated June 11, 2015 (incorporated by reference to Mylan’s Current Report on Form 8-K dated June 11, 2015, filed with the SEC on June 11, 2015)

(a)(5)(D)

Mylan’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2015 (incorporated by reference to Mylan’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2015, filed with the SEC on August 6, 2015)

(a)(5)(E)	Additional information relating to profit forecast, dated September 14, 2015

(a)(5)(F)	EU Prospectus approved by the Netherlands Authority for the Financial Markets, dated September 14, 2015

(a)(5)(G)	Press release issued by Mylan, dated September 14, 2015

(b)(1)	Bridge Loan Credit Agreement, dated April 24, 2015 (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed by Mylan on April 24, 2015)

(b)(2)	Amendment No. 1 to Bridge Credit Agreement, dated April 29, 2015 (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed by Mylan on May 1, 2015)

(b)(3)	Amendment No. 2 to Bridge Credit Agreement, dated August 6, 2015 (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed by Mylan on August 7, 2015)

(d)	Not applicable

(g)	Not applicable

(h)	Not applicable